                                                                    Exhibit 99.1

                           Information with Respect to
              Conversion of Class C Units into Class A Common Units

On October 14, 2009, 6,987,923.633319 of the Issuer's Class C Units that were held by Enbridge Energy Company, Inc., a Delaware corporation and the general partner of the Issuer ("EECI"), converted into 6,987,923 Class A Common Units.
In addition, EECI received a payment of $29.92 in return for its fractional
Class C Unit based on a closing price of $47.24 per Class A Common Unit on the
New York Stock Exchange on October 14, 2009. On August 15, 2006, the Issuer
issued and sold 5,434,782.608695 Class C Units to EECI in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The Issuer distributed 529,206.149147, 385,032.498496 and
100,293.478260 additional Class C Units to EECI during the years ended December
31, 2008, 2007 and 2006, respectively, in lieu of making cash distributions.
Prior to the conversion of Class C Units into Class A Common Units on October
14, 2009, the Issuer distributed 538,608.898721 additional Class C Units to EECI during fiscal year 2009 in lieu of making cash distributions.